   As filed with the Securities and Exchange Commission on September 4, 1998
                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C. 20549

                               ---------------------

                                  FORM S-8 AND S-3
                               REGISTRATION STATEMENT

                          UNDER THE SECURITIES ACT OF 1933

                               ---------------------

                            CENTERPOINT PROPERTIES TRUST
               (Exact name of registrant as specified in its charter)

          MARYLAND                                     36-3910279
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
incorporation or organization)

                                  1808 SWIFT ROAD
                             OAK BROOK, ILLINOIS 60523
                                    630-586-8000

               (Address of registrant's principal executive offices)

                               ----------------------

                  CENTERPOINT PROPERTIES 1995 DIRECTOR STOCK PLAN
         CENTERPOINT PROPERTIES AMENDED AND RESTATED 1993 STOCK OPTION PLAN
                          TRUSTEE STOCK OPTION AGREEMENTS
                             (Full Title of the Plans)

                               ----------------------

                                 JOHN S. GATES, JR.
                                     PRESIDENT
                            CENTERPOINT PROPERTIES TRUST
                                  1808 SWIFT ROAD
                             OAK BROOK, ILLINOIS 60523
                                    630-586-8000
                      (Name and address of agent for service)

                               ----------------------

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plan, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                   PROPOSED         PROPOSED
                                   AMOUNT           MAXIMUM          MAXIMUM          AMOUNT OF
        TITLE OF SECURITIES         TO BE       OFFERING PRICE      AGGREGATE       REGISTRATION
         TO BE REGISTERED       REGISTERED(1)    PER SHARE(2)   OFFERING PRICE(2)        FEE
--------------------------------------------------------------------------------------------------
Common Shares of Beneficial
Interest. . . . . . . .           409,064          $32.6875        $13,371,280        $3,944.50
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Represents Common Shares heretofore acquired or to be acquired pursuant to the Company's 1995 Director Stock Plan, as amended, Amended and Restated 1993 Stock Option Plan and/or special Trustee Stock Option Agreements.
(2) Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c), based on the average high and low prices of the Common Shares as reported on the New York Stock Exchange on September 1, 1998.

                                  EXPLANATORY NOTE

     This Registration Statement contains two parts. The first part contains a Reoffer Prospectus prepared in accordance with the requirements of Part I of Form S-3 (in accordance with Section C of the General Instructions to Form S-8) which covers reoffers and resales by "affiliates" (as such term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933) of the Registrant of Common Shares of CenterPoint Properties Trust ("Company" or "Registrant") issued to employees and trustees pursuant to the CenterPoint Properties 1995 Director Stock Plan, as amended, the CenterPoint Properties Amended and Restated 1993 Stock Option Plan and/or special Trustee Stock Option Agreements.

     The second part contains "Information Required in the Registration Statement" pursuant to Part II of form S-8 and certain Items from "Information Not Required in the Prospectus" pursuant to Part II of Form S-3.
 Pursuant to the Note to Part I of Form S-8, the Plan Information specified by Part I is not filed with the Securities and Exchange Commission (the "Commission"), but a document containing such information has been sent or given to employees as specified by Rule 428(b)(1). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"). The Form S-3 Reoffer Prospectus may be utilized for reofferings of the Company's Common Shares acquired by certain Selling Shareholders through participation in the CenterPoint Properties CenterPoint Properties 1995 Director Stock Plan, as amended, CenterPoint Properties Amended and Restated 1993 Stock Option Plan and/or special Trustee Stock Option Agreements.

 PROSPECTUS


                  S-3 REOFFER PROSPECTUS DATED SEPTEMBER 4, 1998

                            CENTERPOINT PROPERTIES TRUST

                                   409,064 SHARES
                        COMMON SHARES OF BENEFICIAL INTEREST

                          BY CERTAIN SELLING SHAREHOLDERS

     This Reoffer Prospectus relates to 409,064 shares (the "Shares") of Common Shares of Beneficial Interest, $.001 par value ("Common Shares"), of CenterPoint Properties Trust, a Maryland real estate investment trust (the "Company"), which may be offered for sale from time to time by certain shareholders listed under the heading "Selling Shareholders" herein (the "Selling Shareholders") for their own benefit each of whom may be defined herein as "affiliates" under Rule 405 promulgated under the Securities Act. Each of the Selling Shareholders has acquired or received options to acquire the Shares through participation in the CenterPoint Properties 1995 Director Stock Plan, as amended, CenterPoint Properties Amended and Restated 1993 Stock Option Plan and/or special Trustee Stock Option Agreements (collectively, the "Plans"). It is anticipated that the Selling Shareholders will offer the Shares for sale at prevailing prices on the New York Stock Exchange (the "NYSE"), or any other national securities exchange on which the Common Shares are listed, on the date of sale. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by such Selling Shareholders.

     The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

     The Common Shares are currently traded on the NYSE under the symbol CNT. On September 1, 1998, the closing price of the Company's Common Shares, as reported by the NYSE, was $32-1/4 per share.

 SEE "RISK FACTORS" ON PAGE 7 OF THIS REOFFER PROSPECTUS FOR CERTAIN FACTORS
   AND MATERIAL RISKS IN CONNECTION WITH THE PURCHASE OF THE COMMON SHARES.

                                  ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                                 A CRIMINAL OFFENSE.

                                  ----------------

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
           ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

     No person is authorized to give any information or to make any representations, other than those contained in this Reoffer Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Reoffer Prospectus does not constitute an offer to sell, or a solicitation or any offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Reoffer Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                               AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and other applicable legal or NYSE requirements, pursuant to which the Company files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company under the Exchange Act may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at Seven World Trade Center, New York, New York 10048, and at the NYSE, 20 Broad Street, New York, New York 10005. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's Web site (http://www.sec.gov).

     Statements contained in this Reoffer Prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by the Company with the Commission pursuant to the Exchange Act, and any amendments and supplements thereto, are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     2. The Company's Current Report on Form 8-K/A No. 1 filed with the Commission on February 27, 1998;

     3. The Company's Current Report on Form 8-K filed with the Commission on March 27, 1998;

     4. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     5. The Company's Current Report on Form 8-K filed with the Commission on April 3, 1998;

     6. The Company's Current Report on Form 8-K filed with the Commission on April 28, 1998;

     7. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

     8. The Company's Current Report on Form 8-K filed with the Commission on August 3, 1998; and

     9. The description of the Company's Common Shares set forth in the Company's Pre-Effective Amendment No. 1 to Form S-4 registration statement filed with the Commission on August 28, 1997 (File No. 333-33515).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the documents that have been or may be incorporated by reference in this Reoffer Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Paul S. Fisher, CenterPoint Properties Trust, 1808 Swift Road, Oak Brook, Illinois 60523, (630) 586-8000.

                                    THE COMPANY

GENERAL

     The Company is a self administered and self managed real estate investment trust focused on the acquisition, development, redevelopment, management and ownership of warehouse/industrial property located in Greater Chicago (defined as the area within a 150-mile radius of Chicago, including Milwaukee, Wisconsin and South Bend, Indiana). The Company has elected and qualified for REIT status since January 1, 1994.

     The Company, a Maryland real estate investment trust, was founded in 1984 and completed its initial public offering of securities in December 1993 (the "IPO"). Between completion of the IPO and June 30, 1998, the Company has increased the size of its owned warehouse/industrial portfolio by 17.7 million square feet or 340.4% by acquiring (net of dispositions) 68 fully-leased warehouse/industrial properties. On October 15, 1997, the Company completed a corporate reorganization pursuant to which the Company was converted from a Maryland corporation to a Maryland real estate investment trust.

     As of June 30, 1998, the Company's investment and management portfolio consisted of 113 warehouse/industrial properties containing approximately
25.3 million square feet. Based on published statistics regarding square feet of space owned and managed by other firms and publicly available information filed with the Commission, as well as its knowledge and experience in the market, the Company believes it is the largest owner and operator of warehouse/industrial property in Greater Chicago. The Company also owns and manages three retail properties, one parking lot and one apartment property, holds mortgages on two warehouse/industrial properties, and is developing eight build-to-suit projects. As of June 30, 1998, the Company's properties were 96% leased, excluding properties which are currently being redeveloped and not leasable, with the warehouse/industrial properties occupied by 217 tenants in diverse industries. No tenant accounts for more than 5% of the Company's total revenues. Substantially all of the Company's properties have been constructed or renovated during the past ten years.

     The Company believes that Greater Chicago offers significant opportunities for investment in and ownership of warehouse/industrial property. Greater Chicago, due to its central location and extensive air, roadway, rail, and water transportation infrastructure, supports a diverse industrial and service industry base. Based on published statistics regarding square feet of space owned and managed by other firms and publicly available information filed with the Securities and Exchange Commission, as well as its knowledge and experience in the market, the Company believes it is the largest owner and operator of warehouse/industrial property in Greater Chicago.

     The Company believes that investment in warehouse/industrial property offers attractive returns and stable cash flow. Published statistics indicate that total returns from warehouse/industrial properties have been among the highest of any commercial property type in each of the past 15 years. The Company believes that cash flow from warehouse/industrial property investments is generally more predictable than cash flow from other property types because: (i) relatively short construction periods discourage speculative building; (ii) lower capital expenditures are required to sustain rental income due to the adaptable character of warehouse/industrial property; and
(iii) tenant renewal rates are higher due to the significant cost and disruption to tenant operations resulting from relocations. Moreover, leases for warehouse/industrial properties provide generally for rent growth through contractual rent increases or rents tied to certain indices such as the Consumer Price Index and are generally structured as net leases, providing for the pass through to tenants of all operating and real estate tax expenses.

     The Company's objective is to maximize stockholder value by pursuing a growth strategy consisting of (i) intensive management of the Company's existing properties and (ii) the acquisition of existing leased properties, build-to-suit projects and properties suitable for redevelopment.

     The Company's principal executive office is located at 1808 Swift Road, Oak Brook, Illinois 60523, and its telephone number is (630) 586-8000.

SHAREHOLDER RIGHTS PLAN

     On July 31, 1998, the Board of Trustees of the Company adopted a Preferred Share Purchase Rights Agreement and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company's common shares of beneficial interest, par value $.001 per share (the "Common Shares").

     The Company's Preferred Share Purchase Rights Agreement (the "Rights Agreement") with First Chicago Trust Company of New York (the "Rights Agent") grants to registered holders of Common Shares and Class B common shares of beneficial interest, par value $.001 per share (the "Class B Common Shares"; the term "Common Shares" generally includes Class B Common Shares), one preferred share purchase right (a "Right") for each outstanding Common Share.
 Each Right entitles the registered holder to purchase from the Company one one-thousandth of a Rights Preferred Share at a price of $120 per one one-thousandth of a Rights Preferred Share (the "Purchase Price"), subject to adjustment.

     Until the earlier to occur of (i) the tenth day after the date it is publicly announced that a person or group other than certain exempt persons (an "Acquiring Person"), together with persons affiliated or associated with such Acquiring Person (other than those that are exempt persons), has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares (a "Triggering Event") and (ii) the tenth business day after the commencement or public disclosure of an intention to commence a tender offer or exchange offer (other than a "permitted offer" as described below) by a person other than an exempt person if, upon consummation of the offer, such person could acquire beneficial ownership of 15% or more of the outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by Common Share certificates and not by separate certificates.

     Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the Rights will be transferred with and only with the Common Shares, and the surrender for transfer of any certificate for Common Shares will also constitute the transfer of the Rights associated with such Common Shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

     The Rights will first become exercisable after the Distribution Date (unless sooner redeemed or exchanged). Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.
The Rights will expire at the close of business on July 30, 2008 (the "Expiration Date"), unless earlier redeemed or exchanged by the Company as described below.

     In the event that a person becomes an Acquiring Person, each Right (other than Rights that are or were beneficially owned by the Acquiring Person and certain related persons and transferees, which will thereafter be void) shall thereafter be exercisable not for Rights Preferred Shares, but for a number of Common Shares (or, in certain cases, common equivalent shares) having a market value of two times the exercise price of the Right. In the event that, at or after the time a person becomes an Acquiring Person, the Company is involved in a merger or other business combination in which (i) the Company is not the surviving corporation, (ii) Common Shares are changed or exchanged, or (iii) 50% or more of the Company's consolidated assets or earning power are sold, then each Right (other than Rights that are or were owned by the Acquiring Person and certain related persons or transferees, which will thereafter be void) shall thereafter be exercisable for the number of shares of common stock of the acquiring company which at the time of such transaction have a market value of two times the exercise price of the Right.

     In addition, at any time after a person becomes an Acquiring Person and before a person has acquired beneficial ownership of 50% or more of the outstanding Common Shares, the Company may elect to exchange all or part of the Rights (excluding void Rights held by an Acquiring Person and certain related persons and transferees) for Common Shares (or, in certain cases, common equivalent shares) on a one-for-one basis. The Company also has the ability, following any person becoming an Acquiring Person, to permit a cashless exercise of the Rights by reducing both the Purchase Price and the number of Common Shares (or common equivalent shares) deliverable upon exercise of the Rights.

     The Purchase Price payable, and the number and kind of securities, cash or other property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend or distribution on, or a subdivision or combination of, the Common Shares, (ii) upon the grant to holders of the Common Shares of rights, options or warrants to subscribe for Common Shares or securities convertible into Common Shares at less than the current market price, (iii) upon the distribution to holders of the Common Shares of securities, cash, evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings), and (iv) in connection with recapitalizations of the Company or reclassifications of the Common Shares.

     No fractional Rights Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Rights Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Rights Preferred Shares on the last trading date prior to the date of exercise.

     At any time prior to the earlier of (i) the occurrence of a Triggering Event and (ii) the Expiration Date, the Board of Trustees of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The Redemption Price will be payable in cash, Common Shares (including fractional shares) or any other form of consideration deemed appropriate by the Board of Trustees. Immediately upon action of the Board of Trustees ordering redemption of the Rights, the ability of holders to exercise the Rights will terminate and the only rights of such holders will be to receive the Redemption Price.

     At any time prior to the occurrence of a Triggering Event, the Board of Trustees of the Company may amend or supplement the Rights Agreement without the approval of the Rights Agent or any holder of the Rights. Thereafter, the Board of Trustees of the Company may not change the Rights Agreement in any manner which would adversely affect the interests of the holders of the Rights (other than an Acquiring Person or an affiliate or associate thereof).

     The Rights Preferred Shares purchasable upon the exercise of the Rights will not be redeemable. Each Rights Preferred Share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of $25 per share and 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Rights Preferred Shares will be entitled to a minimum preferential liquidation payment equal to the greater of $100 per share and 1,000 times the payment made per Common Share. Each Rights Preferred Share will have 1,000 votes per share, voting together with the Common Shares. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Rights Preferred Share will be entitled to receive 1,000 times the amount received per Common Share.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Trustees, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Trustees prior to the occurrence of a Triggering Event, because until such time the Rights may generally be redeemed by the Company at $.01 per Right.

                                 RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below.

LIMITED GEOGRAPHICAL AND PROPERTY-TYPE DIVERSIFICATION

     All of the Company's properties are located in Greater Chicago, and substantially all of the Company's properties are warehouse/industrial properties. While the Company believes that its focus on this geographical area and property type is an advantage, the Company's performance and its ability to make distributions to shareholders could be adversely affected by unfavorable economic and/or warehouse/industrial real estate conditions in Greater Chicago.

RISKS OF DEBT FINANCING

     The Company is subject to the risks normally associated with the incurrence of debt financing, including the risks that (i) the Company will be unable to meet required payments of principal and interest, (ii) existing indebtedness will not be able to be refinanced or, if refinanced, the terms of such refinancing will not be as favorable as the original terms of such indebtedness and (iii) necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed or, if financed, will not be able to be financed on terms favorable to the Company. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be foreclosed upon by the mortgagee with a consequent loss of income and asset value to the Company.

     The Company intends to continue its policy of maintaining a ratio of debt to total market capitalization of the Company of less than 50%.
However, the Declaration of Trust does not contain any limitations on the ratio of debt to total market capitalization. Accordingly, the Board of Trustees could alter or eliminate the current limitation on borrowing without the approval of the Company's shareholders. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's Funds from Operations and its ability to make expected distributions to shareholders, as well as increase the risk of default on the Company's other indebtedness and any borrowings incurred under the Company's lines of credit.

     Certain of the Company's debt now provides, and may in the future provide, for variable interest rates. To the extent that the Company has variable interest rate debt, the Company is exposed to the risk of interest rate fluctuations and, consequently, an increase in interest expense. An increase in interest expense could have a material adverse impact on the Company's operations.

LIMITATION ON OWNERSHIP OF SHARES

     In order for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of the Company's outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Due to these limitations on the concentration of ownership of stock of a REIT, ownership of more than 9.8% of the value of the outstanding shares of beneficial interest by any single shareholder has been restricted in the Declaration of Trust, with the exception of the ownership of the Common Shares by the Company's former parent company, CRP-London.

     In connection with the limitation described in the preceding paragraph, shares held by certain domestic pension trusts are treated as held by beneficiaries of such trusts. The Company does not intend to rely on this rule to maintain compliance with such limitation. Under the Declaration of Trust, domestic pension funds are subject to the restriction on ownership of more than 9.8% of the value of the outstanding shares of beneficial interest.

     These ownership limits, as well as the ability of the Company to issue additional shares of its Common Shares and Preferred Shares, may discourage a change of control of the Company and may also (i) deter tender offers for the Common Shares, which offers may be advantageous to shareholders, and (ii) limit the opportunity for shareholders to receive a premium over then prevailing market prices for their Common Shares that might otherwise exist if an investor were attempting to assemble a block of Common Stock or otherwise effect a change of control of the Company.

CHANGES IN INVESTMENT AND FINANCING OBJECTIVES

     The investment and financing objectives of the Company, and its objectives with respect to certain other activities, including without limitation, the objective that the Company continue to qualify as a REIT, will be determined by the Board of Trustees. Although the Board of Trustees has no present intention to do so, the Board may revise current objectives of the Company at any time and from time to time in its sole discretion. Accordingly, shareholders will have no direct control over changes in the objectives of the Company.

REAL ESTATE INVESTMENT CONSIDERATIONS

     GENERAL. The business of owning and investing in real estate is highly competitive and is subject to numerous inherent risks, including adverse changes in general or local economic conditions and/or specific industry segments, real estate values, rental rates, interest rates, real estate tax rates and other operating expenses, the possibility of competitive overbuilding and of the Company's inability to obtain or maintain high levels of occupancy in the Company's properties, tenant defaults, unfavorable changes in governmental rules and fiscal policies (including rent control legislation), acts of God and other factors which are beyond the control of the Company. In addition to affecting the profitability of operations, these and other factors could impact the marketability of the Company's properties.

     In addition to the general risks of ownership and investment in real property, the Company will be subject to other risks in connection with the leasing, redevelopment and improvement of properties, such as the risk that the properties may operate at a cash deficit during the redevelopment and/or lease-up period, and the risk of a contractor's inability to control costs and to conform to plans, specifications and timetables, which may in turn be affected by strikes, weather, government regulations and other conditions beyond the contractor's control. The benefits anticipated from such transactions, therefore, may be reduced or may not materialize. The Company may in the future acquire properties in need of additional leasing activity, rehabilitation or improvement.

     COMPETITION. All of the Company's existing properties are, and all of the properties that it may acquire in the future are expected to be, located in areas that include numerous other warehouse/industrial, retail or apartment properties, many of which may be deemed to be more suitable to any potential tenant. The resulting competition could have a material adverse effect on the Company's ability to lease its properties and to increase the rentals charged on existing leases.

     ENVIRONMENTAL MATTERS. All of the Company's existing properties have been, and all properties the Company may acquire in the future will be, subjected to a Phase I or similar environmental assessment. The purpose of a Phase I environmental assessment is to determine if past and present uses of a property indicate the potential for soil or groundwater contamination or if other environmental conditions might affect the value of or future uses of the property. Phase I environmental assessments generally include the following: visual inspection of environmental conditions at and around the property; review of available land use records; interviews with the property representatives; examination of information from environmental agencies; and a walk through survey for suspected asbestos containing or other toxic materials. These environmental assessments have not revealed any environmental condition with respect to any of the Company's existing properties that the Company believes could have a material adverse effect upon the business or assets of the Company. However, no assurance can be given that environmental assessments have revealed or will reveal all potentially negative environmental conditions that may exist.

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is potentially liable to governmental entities or third parties for property damage and the costs of investigation, removal or remediation of contamination caused by certain hazardous or toxic substances on or in such property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remove such substances or remediate any contamination caused thereby, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal of hazardous substances at a treatment, storage or disposal facility may be liable for the cost of removal or remediation of such substances at such treatment, storage or disposal facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with such materials. In connection with the ownership, operation, management and development of properties, the Company may be considered the owner or operator of such properties or as having arranged for the disposal of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and damages for injuries to persons and properties.

     UNINSURED LOSS. The Company maintains comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance with respect to its properties, with limits and deductibles customary in the industry. Certain types of losses, however, may be either uninsurable or not economically insurable, such as those due to earthquakes, riots or acts of war. Should an uninsured loss occur, the Company could lose both its investment in and anticipated profits and cash flow from a property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could adversely affect the Company.

     COST OF COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Existing warehouse/industrial properties generally are exempt from the provisions of ADA but may be subject to provisions requiring that buildings be made accessible to people with disabilities. Compliance with the ADA could require removal of access barriers, and non-compliance could result in the imposition of fines by the federal government or an award of damages to private litigants. While the amounts of such compliance costs, if any, are not currently ascertainable, they are not expected to have an adverse effect on the Company.

CERTAIN RISKS RELATED TO REIT STATUS AND STRUCTURE

     TAXATION AS A CORPORATION. The Company has elected and qualified for REIT status since January 1, 1994. Although the Company believes that it has operated in such a manner as to qualify as a REIT, no assurance can be given that the Company will remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which disqualification occurred. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the years involved. In addition, distributions to shareholders would no longer be required to be made.

     LACK OF CONTROL OF CERTAIN SUBSIDIARY CORPORATIONS. The Company expects to derive income from certain activities (such as management of properties owned by third parties) in excess of amounts the Company could earn directly or through an entity controlled by the Company without jeopardizing its REIT status. Accordingly, the Company owns a small percentage of the voting stock of corporations carrying on such activities, and the Company has limited ability to influence the day-to-day management of such corporations, even though the Company owns stock representing most of the economic interest in such corporations.

     OTHER TAX LIABILITIES. Even as a REIT, the Company will be subject to certain federal, state and local taxes on its income and property.

                                  USE OF PROCEEDS

     The Company will receive none of the proceeds from the sale of Shares which may be offered hereby but may receive funds upon the exercise of the options pursuant to which certain Selling Shareholders who are affiliates will acquire the Shares covered by this Reoffer Prospectus, and such funds, if any, will be used for general corporate purposes.

                                SELLING SHAREHOLDERS

     The names of the security holders (the "Selling Shareholders") and the position, office or other material relationship which each has had with the Company within the past three years are as follows:

---------------------------------------------------------------------------------------
                            CURRENT POSITION                 FORMER POSITIONS
SELLING SHAREHOLDER         WITH THE COMPANY                 WITH THE COMPANY
---------------------------------------------------------------------------------------
Paul T. Ahern               Senior Vice President of
                            Investments

Nicholas C. Babson          Trustee

Martin Barber               Trustee and Chairman

Norman R Bobins             Trustee

Alan D. Feld                Trustee

Paul S. Fisher              Executive Vice President,
                            Secretary and Chief
                            Financial Officer

John S. Gates, Jr.          Trustee, President and
                            Chief Executive Officer

John J. Kinsella            Trustee

Rockford O. Kottka          Senior Vice President,           Vice President and
                            Treasurer and Assistant          Treasurer
                            Secretary

Michael M. Mullen           Executive Vice President         Executive Vice President -
                            and Chief Operating              Marketing and
                            Officer                          Acquisitions and Chief
                                                             Investment and
                                                             Development Officer

Thomas E. Robinson          Trustee

Robert L. Stovall           Trustee and Vice Chairman        Executive Vice President
                                                             and Chief Operating
                                                             Officer
---------------------------------------------------------------------------------------

     The following table sets forth: (i) the name of the Selling Shareholders who may sell the Common Shares pursuant to this Reoffer Prospectus, (ii) the beneficial ownership of Common Shares of each Selling Stockholder as of August 14, 1998, (iii) the number of Common Shares which may be offered and are being registered for the account of each Selling Shareholder by this Reoffer Prospectus (all of which have been or may be acquired by the Selling Shareholders pursuant to the exercise of options or the grant of awards under the respective Plans) and (iv) the beneficial ownership of Common Shares of each Selling Shareholder if the Common Shares registered hereunder were sold.

----------------------------------------------------------------------------------------------------------------
                                                                                        SHARES BENEFICIALLY
                                                                                              OWNED
                              SHARES BENEFICIALLY            NUMBER OF SHARES       AS OF SEPTEMBER 3, 1998
                                     OWNED                         TO BE            (IF ALL REGISTERED SHARES
NAME                     AS OF SEPTEMBER 3, 1998 (1)(2)    REGISTERED HEREUNDER               SOLD) (1)(2)
----                     ------------------------------    --------------------     ----------------------------
                          NUMBER             PERCENT                                 NUMBER             PERCENT
                          ------             -------                                 ------             -------

Paul T. Ahern               3,522  (3)                          38,024  (4)            3,522  (3)

Nicholas C. Babson         19,574  (5)           *              15,288  (6)            7,286  (7)          *

Martin Barber              76,619  (8)           *              17,076  (9)           62,543 (10)          *

Norman R Bobins               288               *               15,288 (11)                0               *

Alan D. Feld               20,574 (12)          *               15,288 (13)            8,286 (14)          *

Paul S. Fisher             83,819 (15)          *               81,480 (16)           83,819 (15)          *

John S. Gates, Jr.        495,810 (17)        2.8%              81,480 (18)          495,810 (17)        2.8%

John J. Kinsella           20,383 (19)          *               15,576 (20)            7,807 (21)          *

Rockford O. Kottka         23,147 (22)          *               16,296 (23)           23,147 (22)          *

Michael M. Mullen         111,715 (24)          *               81,480 (25)          111,715 (24)          *

Thomas E. Robinson         19,635 (26)          *               15,288 (27)            7,347 (28)          *

Robert L. Stovall         136,713               *               16,500 (29)          123,213               *

----------------------------------------------------------------------------------------------------------------

---------------------------
*  Less than one (1) percent.

(1) Shares awarded under the Company's Director Stock Plan vest six months after the date of the award, and options granted under the Company's Stock Option Plan vest, subject to certain exceptions, in equal increments over a five year period from the date of the grant. Options granted to trustees under the special Trustee Stock Option Agreements each dated May 15, 1998 vest immediately (except the options granted to Mr. Bobins which vest over a three year period).
(2) Based on 17,833,069 Common Shares outstanding as of September 3, 1998. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Common Shares subject to options held by that person that are currently exercisable or will become exercisable within 60 days of September 3, 1998 are deemed outstanding.
(3) Includes options to purchase 3,522 Common Shares under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days.
(4) Includes options to purchase 38,024 Common Shares under the Company's Stock Option Plan.
(5) Includes options to purchase 5,400 Common Shares under the Company's Stock Option Plan and 12,000 Common Shares under a special Trustee Stock Option Agreement dated May 15, 1998, currently exercisable or exercisable within 60 days.

(6) Includes options to purchase 3,000 Common Shares under the Company's Stock Option Plan and 12,000 Common Shares under a special Trustee Stock Option Agreement dated May 15, 1998.
(7) Includes options to purchase 5,400 Common Shares under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days.
(8) Includes options to purchase 60,400 Common Shares under the Company's Stock Option Plan and 13,500 Common Shares under the special Trustee Stock Grant Agreement dated May 15, 1998, currently exercisable or exercisable within 60 days. Excludes the shares owned by Capital and Regional Properties plc, of which Mr. Barber is Chairman. Mr. Barber disclaims beneficial ownership of such shares.
(9) Includes options to purchase 3,000 Common Shares under the Company's Stock Option Plan and 13,500 Common Shares under the special Trustee Stock Grant Agreement dated May 15, 1998.
(10) Includes options to purchase 60,400 Common Shares under the Company's Stock Option Plan.
(11) Includes options to purchase 3,000 Common Shares under the Company's Stock Option Plan and 12,000 Common Shares under the special Trustee Stock Grant Agreement dated May 15, 1998.
(12) Includes options to purchase 6,000 Common Shares under the Company's Stock Option Plan and 12,000 Common Shares under the special Trustee Stock Grant Agreement dated May 15, 1998, currently exercisable or exercisable within 60 days.
(13) Includes options to purchase 3,000 Common Shares under the Company's Stock Option Plan and 12,000 Common Shares under the special Trustee Stock Grant Agreement dated May 15, 1998.
(14) Includes options to purchase 6,000 Common Shares under the Company's Stock Option Plan.
(15) Includes options to purchase 62,512 Common Shares under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days.
(16) Includes options to purchase 81,480 Common Shares under the Company's Stock Option Plan.
(17) Includes options to purchase 123,094 Common Shares under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days. Also includes 540 shares owned by an IRA for the benefit of John S. Gates, Jr. and 30,000 Common Shares owned by the Gates Charitable Trust, under which Mr. Gates acts as trustee and exercises voting power with respect to such Common Shares. Mr. Gates disclaims beneficial ownership of 185 Common Shares owned by an IRA for the benefit of his wife.
(18) Includes options to purchase 81,480 Common Shares under the Company's Stock Option Plan.
(19) Includes options to purchase 6,000 Common Shares under the Company's Stock Option Plan and 12,000 Common Shares under the special Trustee Stock Grant Agreement dated May 15, 1998, currently exercisable or exercisable within 60 days.
(20) Includes options to purchase 3,000 Common Shares under the Company's Stock Option Plan and 12,000 Common Shares under the special Trustee Stock Grant Agreement dated May 15, 1998.
(21) Includes options to purchase 6,000 Common Shares under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days.
(22) Includes options to purchase 22,410 Common Shares under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days.
(23) Includes options to purchase 16,296 Common Shares under the Company's Stock Option Plan.
(24) Includes options to purchase 62,512 Common Shares under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days.
(25) Includes options to purchase 81,480 Common Shares under the Company's Stock Option Plan.
(26) Includes options to purchase 6,000 Common Shares under the Company's Stock Option Plan and 12,000 Common Shares under the special Trustee Stock Grant Agreement dated May 15, 1998, currently exercisable or exercisable within 60 days.
(27) Includes options to purchase 3,000 Common Shares under the Company's Stock Option Plan and 12,000 Common Shares under the special Trustee Stock Grant Agreement dated May 15, 1998.
(28) Includes options to purchase 6,000 Common Shares under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days.
(29) Includes options to purchase 3,000 Common Shares under the Company's Stock Option Plan and 13,500 Common Shares under the special Trustee Stock Grant Agreement dated May 15, 1998.

                                PLAN OF DISTRIBUTION

     Any Shares sold pursuant to this Reoffer Prospectus will be sold by the Selling Shareholders for their own account, and they will receive all proceeds from any such sales. The Selling Shareholders have not advised the Company of any specific plans for the distribution of the Shares of Common Stock covered by this Reoffer Prospectus, but, if and when Shares are sold, it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the NYSE or any other national securities exchange on which the Common Stock is listed at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. If Shares are sold through brokers, the Selling Shareholders may pay customary brokerage commissions and charges. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers that act in connection with the sale of the Shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Shares covered by this Reoffer Prospectus also may be sold pursuant to rule 144 under the Securities Act rather than pursuant to this Reoffer Prospectus. The Selling Shareholders have been advised that they are subject to the anti-manipulation rules of the Exchange Act, including without limitation Regulation M thereunder. The Company has also informed the Selling Shareholders of the possible need for delivery of copies of this Prospectus.

     There can be no assurances that the Selling Shareholders will sell any or all of the Shares offered hereunder.

                                   LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Ungaretti & Harris, Chicago, Illinois. Ungaretti & Harris will rely on the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland, as to certain matters of Maryland law.

                                      EXPERTS

     The financial statements and financial statement schedules included in the Company's Annual Report on Form 10-K and the combined statement of revenues and certain expenses of The Other Acquisition II Properties included in the Current Report on Form 8-K/A No. 1 filed on February 27, 1998, incorporated by reference in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included herein in reliance upon the authority of those experts in giving their report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the Common Shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date thereof.

                                --------------------

                                 TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----

Available Information . . . . . . . . . . . . . . . . . . . . . . . .  2

Incorporation of Certain Documents
by Reference. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

Selling Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . 10

Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . 12

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   409,064 SHARES



                                    CENTERPOINT
                                     PROPERTIES
                                       TRUST



                                  COMMON SHARES OF
                                BENEFICIAL INTEREST


                                     ----------


                                     PROSPECTUS
                                 September 4, 1998

                                     ----------



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      PART II

                            INFORMATION REQUIRED IN THE
                               REGISTRATION STATEMENT

ITEM 3 OF FORM S-8.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed by the Company with the Commission pursuant to the Exchange Act, and any amendments and supplements thereto, are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     2. The Company's Current Report on Form 8-K/A No. 1 filed with the Commission on February 27, 1998;

     3. The Company's Current Report on Form 8-K filed with the Commission on March 27, 1998;

     4. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     5. The Company's Current Report on Form 8-K filed with the Commission on April 3, 1998;

     6. The Company's Current Report on Form 8-K filed with the Commission on April 28, 1998;

     7. The Company's Quarterly Report on Form 10-Q filed with the Commission on June 30, 1998;

     8. The Company's Current report on Form 8-K filed with the Commission on August 3, 1998; and

     9. The description of the Company's Common Shares set forth in the Company's Pre-Effective Amendment No. 1 to Form S-4 registration statement filed with the Commission on August 28, 1997 (File No. 333-33515).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

ITEM 4 OF FORM S-8.  DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5 OF FORM S-8.  INTEREST OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6 OF FORM S-8; ITEM 15 OF FORM S-3.  INDEMNIFICATION OF DIRECTORS AND
OFFICERS

The Declaration of Trust (the "Declaration of Trust") of CenterPoint Properties Trust provides that, to the maximum extent permitted by Maryland law from time to time, no trustee or officer of the Company shall be held liable to the

Company or any shareholder thereof for monetary damages. The Declaration of Trust also provides the trustees and officers of the Company with limited liability in the absence of any Maryland statute limiting the liability of the trustees and officers of the Trust for money damages in a suit by or on behalf of the Company or by any shareholder thereof, except if (i) the trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit actually received or (ii) a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding in the proceeding that the trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8") permits the declaration of trust of a Maryland real estate investment trust to expand or limit the liability of its trustees and officers, except to the extent that (x) the trustee or officer actually receives an improper personal benefit in money, property or services or (y) a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding that such person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. However, Title 8 also provides that, although trustees and officers of a Maryland real estate investment trust are not personally liable for the obligations of the trust, trustees are not relieved from liability for any act that constitutes
(a) bad faith, (b) willful misfeasance, (c) gross negligence or (d) reckless disregard of the trustee's duties.

The Declaration of Trust and By-Laws of the Company authorize the Company, to the maximum extent permitted from time to time by Maryland law, to indemnify its present and former trustees and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding. In addition, the Declaration of Trust permits the Company to indemnify any individual who, while a trustee of the Company and at the request of the Company serves or has served another corporation, trust, partnership, joint venture, employee benefit plan or any other enterprise as a director, officer, partner or trustee thereof. Furthermore, the Company By-Laws specify that all persons entitled to indemnification by the Company for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, must have had no reasonable cause to believe their conduct was unlawful.

In addition, the By-laws authorize the Company, in certain circumstances, to indemnify any party to an action or suit by or in the right of the Company by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another enterprise against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, provided that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duties to the Company, subject to certain exceptions.

Pursuant to Title 8, a real estate investment trust may indemnify its trustees and officers in respect of any proceeding, except to the extent that any trustee or officer actually received an improper benefit, whether or not involving action in his official capacity, in which the trustee or officer was adjudged to be liable on the basis that personal benefit was improperly received. Title 8 permits a Maryland real estate investment trust to indemnify its trustees and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the trust unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

It is the position of the Securities and Exchange Commission (the
"Commission") that indemnification of trustees for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

ITEM 7 OF FORM S-8.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8 OF FORM S-8; ITEM 16 OF FORM S-3.  EXHIBITS

The following exhibits are filed as part of this registration statement:

  EXHIBIT   DESCRIPTION
  -------   ------------
   4.1      Form of certificate representing common shares of beneficial interest (incorporated by reference from the Company's Form 10-Q for the quarter ended June 30, 1998 filed with the Commission on
            August 14, 1998)
   5*       Opinion Letter of Ungaretti & Harris regarding the validity of the securities being registered
  10.1      CenterPoint Properties 1995 Director Stock Plan (incorporated by reference from the Company's Form 10-Q for the fiscal quarter ended September 30, 1995 filed with the Commission on November
            15, 1995)
  10.2      First Amendment to CenterPoint Properties 1995 Director Stock
            Plan (incorporated by reference from the Company's Form 10-Q for the quarter ended June 30, 1998 filed with the Commission on
            August 14, 1998)
  10.3      CenterPoint Properties Amended and Restated 1993 Stock Option
            Plan (incorporated by reference from the Company's Form 10-Q for the quarter ended June 30, 1998 filed with the Commission on
            August 14, 1998)

  10.6      Stock Option Agreement between the Company and Martin Barber
            (incorporated by reference from the Company's Form 10-Q for the quarter ended June 30, 1998 filed with the Commission on August
            14, 1998)
  10.7      Stock Option Agreement between the Company and Nicholas C. Babson
            (incorporated by reference from the Company's Form 10-Q for the quarter ended June 30, 1998 filed with the Commission on August
            14, 1998)
  10.8      Stock Option Agreement between the Company and Alan D. Feld
            (incorporated by reference from the Company's Form 10-Q for the quarter ended June 30, 1998 filed with the Commission on August
            14, 1998)

                                    II-3

  10.9      Stock Option Agreement between the Company and John J. Kinsella
            (incorporated by reference from the Company's Form 10-Q for the quarter ended June 30, 1998 filed with the Commission on August
            14, 1998)
  10.10     Stock Option Agreement between the Company and Thomas E. Robinson
            (incorporated by reference from the Company's Form 10-Q for the quarter ended June 30, 1998 filed with the Commission on August
            14, 1998)
  10.11     Stock Option Agreement between the Company and Norman R Bobins
            (incorporated by reference from the Company's Form 10-Q for the quarter ended June 30, 1998 filed with the Commission on August
            14, 1998)
  23.1*     Consent of Ungaretti & Harris (included as part of Exhibit 5)
  23.2*     Consent of PricewaterhouseCoopers LLP
  24*       Powers of Attorney of Trustees of the Company (included on signature page)

---------------------
* Filed herewith.

ITEM 9 OF FORM S-8; ITEM 17 OF FORM S-3.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15-d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                     SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oak Brook, Illinois, on the 3rd day of September, 1998.

                                       CENTERPOINT PROPERTIES TRUST,
                                      a Maryland real estate investment trust



                                      By:     /s/   John S. Gates, Jr.
                                          ------------------------------------
                                          John S. Gates, Jr., President and
                                          Chief Executive Officer



                                      By:      /s/   Paul S. Fisher
                                          ------------------------------------
                                          Paul S. Fisher, Executive Vice
                                          President and Chief Financial
                                          Officer (Principal Financial and
                                          Accounting Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 and S-3 has been signed by the following persons in the capacities and on the date indicated. Each of the following persons does hereby authorize and designate John S. Gates, Jr., Paul S. Fisher and Michael
M. Mullen, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments.

       SIGNATURE                   NAME AND TITLE                  DATE
       ---------                   --------------                  ----



 /s/   Martin Barber        Martin Barber, Chairman
--------------------------  and Trustee                       September 3, 1998



 /s/   John S. Gates, Jr.   John S. Gates, Jr., President,
--------------------------  Chief Executive Officer and
                            Trustee                           September 3, 1998



 /s/   Robert L. Stovall    Robert L. Stovall, Trustee
--------------------------  and Vice Chairman                 September 3, 1998



 /s/   Nicholas C. Babson   Nicholas C. Babson
--------------------------  Independent Trustee               September 3, 1998



 /s/   Norman R Bobins      Norman R Bobins
--------------------------  Independent Trustee               September 3, 1998



 /s/   Alan D. Feld         Alan D. Feld
--------------------------  Independent Trustee               September 3, 1998



 /s/   John J. Kinsella     John J. Kinsella
--------------------------  Independent Trustee               September 3, 1998



 /s/   Thomas E. Robinson   Thomas E. Robinson
--------------------------  Independent Trustee               September 3, 1998

                                  INDEX TO EXHIBITS

EXHIBIT                             DESCRIPTION
-------                             -----------
  *4.1   Form of certificate representing common shares of beneficial interest

   5 Opinion Letter of Ungaretti & Harris regarding the validity of the securities being registered

**10.1   CenterPoint Properties 1995 Director Stock Plan

 *10.2   First Amendment to 1995 Director Stock Plan

 *10.3   CenterPoint Properties Amended and Restated 1993 Stock
         Option Plan

 *10.6   Stock Option Agreement between the Company and Martin Barber

 *10.7   Stock Option Agreement between the Company and Nicholas C.
         Babson

 *10.8   Stock Option Agreement between the Company and Alan D. Feld

 *10.9   Stock Option Agreement between the Company and John J.
         Kinsella

 *10.10  Stock Option Agreement between the Company and Thomas E.
         Robinson

 *10.11  Stock Option Agreement between the Company and Norman R
         Bobins

  23.1   Consent of Ungaretti & Harris (included as part of Exhibit
         5)

  23.2   Consent of PricewaterhouseCoopers LLP

  24 Powers of Attorney of Trustees of the Company (included on signature page)

-----------------------------
* Incorporated by reference from the Company's Form 10-Q for the quarter ended June 30, 1998 filed with the Commission on August 14, 1998.

** Incorporated by reference from the Company's Form 10-Q for the fiscal quarter ended September 30, 1995.